Exhibit 99.1

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USG CORPORATION REPORTS THIRD QUARTER 2008

NET SALES OF $1.2 BILLION AND A NET LOSS OF $40 MILLION

Third Quarter 2008 vs. Third Quarter 2007

•	Continued weak housing market, high raw material and energy costs impact overall results

•	L&W Supply’s results impacted by lower wallboard demand

•	Solid Worldwide Ceilings results, but commercial market is slowing

•	New receivables-backed borrowing facility and ship mortgage financing finalized

CHICAGO, October 28, 2008 — USG Corporation (NYSE:USG), a leading building products company, today reported third quarter 2008 net sales of $1.2 billion and a net loss of $40 million, or a $0.40 loss per diluted share based on 99.1 million average diluted shares outstanding. For the same period a year ago, the corporation reported net sales of $1.3 billion and net earnings of $7 million, or $0.07 per diluted share based on 99.2 million average diluted shares outstanding.

The corporation’s consolidated third quarter 2008 results included restructuring charges totaling $5 million ($3 million after-tax, or $0.03 per diluted share) primarily related to manufacturing plant shutdowns and the closure of distribution locations. On an operating segment basis, the allocation of this charge was approximately $4 million for North American Gypsum and approximately $1 million for L&W Supply Corporation. Consolidated third quarter 2008 results also included $3 million ($2 million

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after-tax, or $0.02 per diluted share) in startup costs for new manufacturing plants. The corporation’s consolidated third quarter 2007 results included restructuring charges totaling $3 million ($2 million after-tax, or $0.02 per diluted share) and a $4 million pretax charge ($3 million after-tax, or $0.03 per diluted share) to write off deferred financing fees.

“Our core wallboard business continued to be affected by the sharp drop in the residential housing market and high raw material and energy costs compared to last year,” said William C. Foote, USG Chairman and CEO. “The distribution business is being impacted by lower product shipments and tighter margins. The ceilings business continued year-over-year sales growth again this quarter; however, the commercial market has begun to exhibit signs of weakness.

“Our focus on costs and efficiencies, including capacity closures and overhead reductions, has helped to mitigate the effects of the downturn in all our markets,” added Foote. “As conditions continue to deteriorate in the broader economy, we are preparing plans to significantly reduce costs further, improve operational efficiency and maintain our liquidity. We recognize the importance of liquidity and since the beginning of the third quarter, we have finalized asset-based financings that provide us with up to approximately $235 million of additional borrowing capacity.”

Foote concluded, “When the market eventually rebounds, we believe USG will be well-positioned to benefit from the operating leverage in its businesses.”

For the first nine months of 2008, the corporation reported net sales of $3.6 billion and a net loss of $125 million, or $1.26 per diluted share based on 99.1 million average diluted shares outstanding. For the first nine months of 2007, net sales were $4.0 billion and net earnings were $104 million, or $1.07 per diluted share based on 96.7 million average diluted shares outstanding.

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The corporation’s consolidated results for the first nine months of 2008 included restructuring charges of $30 million ($19 million after-tax, or $0.19 per diluted share). On an operating segment basis, the allocation of this charge was approximately $17 million for North American Gypsum, approximately $6 million for L&W Supply Corporation, approximately $2 million for Worldwide Ceilings and approximately $5 million for Corporate. The corporation’s consolidated results for the first nine months of 2008 included $19 million in start-up costs for new manufacturing plants within the North American Gypsum segment. The corporation’s consolidated results for the first nine months of 2007 included restructuring charges totaling $18 million ($11 million after-tax, or $0.11 per diluted share) and charges totaling $14 million ($9 million after-tax, or $0.09 per diluted share) to write off deferred financing fees.

Core Business Results

North American Gypsum

USG’s North American Gypsum business recorded third quarter 2008 net sales of $610 million and an operating loss of $48 million, which included restructuring charges of $4 million and start-up costs for new manufacturing facilities totaling $3 million. For the third quarter of 2007, North American Gypsum recorded net sales of $698 million and an operating loss of $2 million, which included restructuring charges totaling $2 million.

United States Gypsum Company reported third quarter 2008 net sales of $494 million and an operating loss of $58 million. This compares with third quarter 2007 net sales of $592 million and an operating loss of $14 million. The decline in net sales in the third quarter of 2008 compared to the 2007 third quarter was attributable primarily to lower shipments and lower average realized selling prices for Sheetrock® brand gypsum wallboard. Operating profit was further adversely affected by higher manufacturing costs.

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The gypsum wallboard market was impacted by the continued weak demand for new housing during the third quarter of 2008. U.S. Gypsum shipped 1.71 billion square feet of wallboard during the third quarter of 2008, down 27 percent compared with last year’s third quarter. U.S. Gypsum’s plants operated at approximately 65 percent of capacity during the third quarter of 2008 compared with 80 percent of capacity for the same period a year ago. The company estimates that the industry as a whole operated at 61 percent of capacity during the third quarter of 2008.

U.S. Gypsum’s nationwide average realized price for Sheetrock gypsum wallboard was $114.42 per thousand square feet during the third quarter of 2008, down 7 percent from the third quarter of 2007 and up 4 percent over the second quarter of this year. The company has achieved price improvement since the first quarter of 2008. Third quarter 2008 results were negatively impacted by higher raw material and energy costs, higher transportation costs and the unfavorable effects of lower gypsum wallboard production levels.

Third quarter 2008 profit for the company’s non-wallboard products, including joint treatment and performance substrates and surfaces, was 20 percent lower compared to the third quarter of 2007. This was largely due to higher manufacturing costs and lower shipments for Sheetrock brand joint treatment products and Durock® cement board, which more than offset improved average selling prices. Sales and profit for Fiberock® gypsum fiber panels improved in the third quarter of 2008 compared to last year’s third quarter due to higher average selling prices and lower manufacturing costs.

The gypsum business of Canada-based CGC Inc. reported net sales of $87 million and an operating loss of $1 million in the third quarter of 2008. This compared with net sales of $79 million and break-even performance in last year’s third quarter. The improvement in net sales was largely

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attributable to increased shipments of Sheetrock gypsum wallboard and improved results for non-wallboard products, including joint treatment products and gypsum fiber panels. Operating results were adversely affected by a lower average realized selling price for gypsum wallboard.

USG Mexico S.A. de C.V. reported third quarter 2008 net sales of $56 million compared with net sales of $52 million in last year’s third quarter. Sales increased largely due to higher shipments of cement board and higher prices for steel framing products. Operating profit fell $1 million to $6 million compared with the same period last year largely due to lower gypsum wallboard prices and higher raw material and energy costs.

Building Products Distribution

L&W Supply Corporation and its subsidiaries, which comprise USG’s building products distribution business, reported third quarter 2008 net sales of $526 million, down 14 percent compared to the third quarter of 2007. Third quarter 2008 net sales reflect lower gypsum wallboard selling prices and shipments as a result of weak residential construction demand.

Due principally to the decline in the housing market, third quarter 2008 gypsum wallboard shipments fell 28 percent. Overall sales of other products were down slightly compared with last year’s third quarter, although L&W Supply’s sales of ceiling and construction metal products rose over the same time period due to its relationships with large commercial contractors. During the first nine months of 2008, L&W Supply closed 24 center locations in response to weak market conditions. These closures have been widely dispersed geographically, and L&W Supply continues serving its customers from 228 center locations.

Operating profit was $4 million in the third quarter of 2008, which included a $1 million restructuring charge. In last year’s third quarter, operating profit was $22 million. The decline in

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operating profit was largely attributable to significantly lower shipments and lower profit margins for wallboard due to the weak residential market.

Worldwide Ceilings

USG’s Worldwide Ceilings business recorded third quarter 2008 net sales of $227 million, an increase of 10 percent compared to last year’s third quarter. Operating profit was $22 million in the third quarter of 2008 compared with $23 million reported in the same period a year ago.

USG Interiors reported third quarter 2008 net sales of $146 million and operating profit of $16 million. In the third quarter of 2007, net sales were $136 million and operating profit was $17 million. Net sales rose $10 million due to higher average realized selling prices and shipments of ceiling tile and grid. Operating profit was negatively impacted by high raw material costs for ceiling tile and grid. The commercial market began to show signs of weakening demand during the quarter.

USG International reported net sales and operating profit of $80 million and $4 million, respectively, in the third quarter of 2008. This compared with net sales of $66 million and operating profit of $4 million for the same period a year ago. The improvement in net sales primarily reflected increased demand for ceiling grid and joint treatment products in Europe, higher ceiling tile and grid sales in the Pacific region and overall increased sales in Latin America. Despite the increase in net sales, operating profit was unchanged primarily due to higher selling and administrative expenses.

The ceilings division of CGC Inc. reported net sales of $14 million and operating profit of $2 million in the third quarter of 2008. Net sales and operating profit for the same period a year ago were $15 million and $2 million, respectively. Lower shipments and higher manufacturing costs for ceiling tile and grid were offset by improved pricing.

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Other Consolidated Information

Third quarter 2008 selling and administrative expenses increased $1 million to $91 million versus the third quarter of 2007. Selling and administrative expenses totaled $287 million for the first nine months of 2008 compared with $306 million for the same period a year ago. The $19 million decline was primarily due to a company-wide emphasis on reducing expenses, including salaried workforce reductions. Selling and administrative expenses as a percent of consolidated net sales increased to 7.5 percent in the third quarter of 2008 and 7.9 percent in the first nine months of 2008 compared with 6.7 percent in the third quarter of 2007 and 7.6 percent in the first nine months of 2007.

Interest expense for the third quarter and first nine months of 2008 was $21 million and $59 million, respectively. Interest expense for the third quarter and first nine months of 2007 was $22 million and $85 million, respectively. The higher level of interest expense for the first nine months of 2007 reflected a higher average level of borrowings. The 2007 amounts also included pretax charges to write off deferred financing fees in the third quarter and first nine months of $4 million and $14 million, respectively.

As of September 30, 2008, the corporation had $159 million of cash and cash equivalents on a consolidated basis compared with $181 million as of June 30, 2008 and $297 million as of December 31, 2007. Total debt amounted to $1.464 billion as of September 30, 2008 compared with $1.385 billion as of June 30, 2008 and $1.238 billion as of December 31, 2007. Capital expenditures for the third quarter and first nine months of 2008 were $37 million and $209 million, respectively. Capital expenditures for the comparable 2007 periods were $117 million and $341 million, respectively. The lower level of spending in the 2008 periods reflects the substantial completion of several strategic projects and curtailment of spending for new projects.

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The corporation also reported that if current construction and financial market conditions persist and the corporation’s additional steps to adjust operations, programs and staffing to those conditions do not adequately reduce costs or it is unable to implement other financing arrangements or modifications to its unsecured credit agreement, it will have difficulty meeting the EBITDA covenant contained in that agreement as of the end of the first quarter of 2009 and possibly as early as the fourth quarter of 2008. The corporation has notified the lead banks under the credit agreement that it intends to begin discussions with them with respect to a possible waiver or modification of the covenant. The corporation has also initiated discussions related to other possible financing arrangements, that could include debt and equity issuances, that might be utilized to reduce or eliminate the need for this credit facility. For more information, please refer to the discussion under “Liquidity” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the corporation’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission today.

A conference call is being held today at 10:00 A.M. Central Time (11:00 A.M. Eastern) during which USG senior management will discuss the corporation’s operational results. The conference call and presentation will be webcast simultaneously on the USG Web site, www.usg.com, in the Investor Information section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 22959595. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a telephonic replay of the call will be available for five days. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 22959595.

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USG Corporation is a Fortune 500 manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc. and L&W Supply Corporation subsidiaries. Headquartered in Chicago, USG serves the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, currency exchange rates and consumer confidence; capital markets conditions, the availability of borrowings under our credit agreements or other financings and our ability to remain in compliance with, or restructure, the financial covenants contained in our unsecured credit agreement; competitive conditions, such as price, service and product competition; shortages in raw materials; increases in raw material, energy, transportation and employee benefit costs; the timing of commencement of operation of new and upgraded manufacturing facilities; the loss of one or more major customers; capacity utilization rates; the results of a review by the Congressional Joint Committee on Taxation relating to the tax refund we received related to the payments we made to the asbestos trust; our success in integrating acquired businesses; changes in laws or regulations, including environmental and safety regulations; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,
	2008	2007	2008	2007

Net sales	$1,211	$1,335	$3,627	$4,002

Cost of products sold	1,155	1,217	3,459	3,470

Gross profit	56	118	168	532

Selling and administrative expenses	91	90	287	306

Restructuring charges	5	3	30	18

Operating profit (loss)	(40)	25	(149)	208

Interest expense	21	22	59	85

Interest income	(2)	(5)	(5)	(18)

Other expense (income), net	3	(2)	2	(4)

Earnings (loss) before income taxes	(62)	10	(205)	145

Income tax expense (benefit)	(22)	3	(80)	41

Net earnings (loss)	$(40)	$7	$(125)	$104

Earnings (loss) per common share:
Basic	$(0.40)	$0.07	$(1.26)	$1.07
Diluted	$(0.40)	$0.07	$(1.26)	$1.07

Average common shares*	99,114,947	98,998,334	99,081,335	96,435,985
Average diluted common shares*	99,114,947	99,214,635	99,081,335	96,721,553

Other Information:
Depreciation, depletion and amortization	$43	$46	$132	$133
Capital expenditures	$37	$117	$209	$341

*	Average common shares and average diluted common shares outstanding are calculated in accordance with Financial Accounting Standard No. 128, “Earnings Per Share.”

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,
	2008	2007	2008	2007
Net Sales:

North American Gypsum:
United States Gypsum Company	$494	$592	$1,518	$1,908
CGC Inc. (gypsum)	87	79	261	235
USG Mexico, S.A. de C.V.	56	52	157	142
Other subsidiaries*	23	22	61	61
Eliminations	(50)	(47)	(144)	(137)

Total	610	698	1,853	2,209

Building Products Distribution:
L&W Supply Corporation	526	614	1,558	1,772

Worldwide Ceilings:
USG Interiors, Inc.	146	136	422	396
USG International	80	66	245	206
CGC Inc. (ceilings)	14	15	48	45
Eliminations	(13)	(10)	(40)	(33)

Total	227	207	675	614

Eliminations	(152)	(184)	(459)	(593)

Total USG Corporation	$1,211	$1,335	$3,627	$4,002

Operating Profit (Loss):

North American Gypsum:
United States Gypsum Company	$(58)	$(14)	$(187)	$97
CGC Inc. (gypsum)	(1)	—	2	7
USG Mexico, S.A. de C.V.	6	7	17	20
Other subsidiaries*	5	5	7	9

Total	(48)	(2)	(161)	133

Building Products Distribution:
L&W Supply Corporation	4	22	10	93

Worldwide Ceilings:
USG Interiors, Inc.	16	17	50	37
USG International	4	4	12	10
CGC Inc. (ceilings)	2	2	10	7

Total	22	23	72	54

Corporate	(17)	(18)	(71)	(79)
Eliminations	(1)	—	1	7

Total USG Corporation	$(40)	$25	$(149)	$208

*	Includes a shipping company in Bermuda and a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	September 30,	December 31,
	2008	2007

Assets
Current Assets:
Cash and cash equivalents	$159	$297
Receivables (net of reserves — $15 and $17)	531	430
Inventories	419	377
Income taxes receivable	6	37
Deferred income taxes	60	53
Other current assets	78	57

Total current assets	1,253	1,251

Property, plant and equipment (net of accumulated depreciation and depletion — $1,357 and $1,249)	2,643	2,596
Deferred income taxes	316	228
Goodwill	227	226
Other assets	329	320

Total Assets	$4,768	$4,621

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$333	$328
Accrued expenses	268	234
Income taxes payable	6	5

Total current liabilities	607	567

Long-term debt	1,464	1,238
Deferred income taxes	11	10
Other liabilities	636	613

Commitments and contingencies

Stockholders’ Equity:
Preferred stock	—	—
Common stock	10	10
Treasury stock	(200)	(204)
Capital received in excess of par value	2,622	2,607
Accumulated other comprehensive income	(28)	9
Retained earnings (deficit)	(354)	(229)

Total stockholders’ equity	2,050	2,193

Total Liabilities and Stockholders’ Equity	$4,768	$4,621